Exhibit 8.1

September 16, 2015

First Capital, Inc.

220 Federal Drive NW

P.O. Box 130

Corydon, Indiana 47112

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special tax counsel to First Capital, Inc. (“First Capital”), in connection with the preparation of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on September 16, 2015 (the “Registration Statement”), with respect to the Agreement and Plan of Merger, dated as of June 4, 2015 (the “Merger Agreement”), by and between First Capital and Peoples Bancorp, Inc. of Bullitt County (“Peoples”) and pursuant to which Peoples will merge with and into First Capital (the “Merger”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the preparation and rendering of the opinion set forth herein, we have reviewed, examined and relied upon the accuracy of, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.                                      The Merger Agreement,

2.                                      The Registration Statement, and

3.                                      Such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed the Merger Agreement and such other documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of First Capital and Peoples, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief and that neither First Capital nor Peoples will notify us at or before the Effective Time that any statement or representation is no longer complete and accurate.  In addition, our opinion is subject to the qualifications, conditions, assumptions and discussion set forth under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement.

In rendering our opinion, we have assumed that the Registration Statement accurately describes the business operations and the anticipated future operations of First Capital and Peoples.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, currently published administrative pronouncements and positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  Moreover, our opinion is not binding on the Internal Revenue Service or the courts. There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.  Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by First Capital and Peoples. Any change or inaccuracy of such facts (including those events occurring after the Effective Time) could affect the conclusions stated herein.  Our opinion cannot be relied upon if any of the facts contained in such documents or any such additional information or any such assumptions or representations are, or later become, inaccurate.  We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Our opinion is limited to the federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed herein, any other federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction.

Based solely on and subject to the foregoing, we are of the opinion that under current United States federal income tax law:

1.                                      the Merger will constitute and qualify as a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Code and First Capital and Peoples will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

2.                                      no gain or loss will be recognized by First Capital, the subsidiaries of First Capital, Peoples or the subsidiaries of Peoples by reason of the Merger;

3.                                      the tax basis of the assets of Peoples in the hands of First Capital will be the same as the tax basis of such assets in the hands of Peoples immediately prior to the Merger;

4.                                      the holding period of the assets of Peoples to be received by First Capital will include the period during which such assets were held by Peoples;

5.                                      although the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” does not purport to summarize all possible U.S. federal income tax consequences applicable to the Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences generally applicable to a shareholder of Peoples Common Stock who participates in the Merger.

Except as set forth above, we express no other opinion.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm under the heading “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/Krieg DeVault LLP

Krieg DeVault LLP